UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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AEROJET ROCKETDYNE HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS HOLDINGS L.P.

SPH GROUP HOLDINGS LLC

SPH GROUP LLC

STEEL PARTNERS HOLDINGS GP INC.

WEBFINANCIAL HOLDING CORPORATION

STEEL EXCEL, INC.

STEEL PARTNERS LTD.

WARREN G. LICHTENSTEIN

JAMES R. HENDERSON

JOANNE M. MAGUIRE

AUDREY A. MCNIFF

AIMEE J. NELSON

MARTIN TURCHIN

HEIDI R. WOOD

MARK A. TUCKER

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On May 26, 2022, Warren Lichtenstein, Executive Chairman of Aerojet Rocketdyne Holdings, Inc., issued the following press release:

Aerojet Rocketdyne Executive Chairman and Aligned Shareholder Warren Lichtenstein Issues Statement Following Trial Pertaining to Conduct of Chief Executive Officer Eileen Drake

Encourages Shareholders to Assess the Experience and Strength of Lichtenstein Group CEO Candidate Mark Tucker, Who Spent Years as COO of Aerojet Rocketdyne and Previously Held Senior Roles at Northrop Grumman

Highlights Mr. Tucker Possesses an Impressive Record of Leading Operations and Supporting Significant Growth and Value Creation at Aerojet Rocketdyne Through 2020

NEW YORK--(BUSINESS WIRE)--Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD) (“Aerojet Rocketdyne” or the “Company”) Executive Chairman Warren Lichtenstein, who collectively with his affiliates and the participants in his solicitation owns approximately 5.5% of the Company's outstanding shares, today issued the following statement regarding the trial pertaining to Aerojet Rocketdyne Chief Executive Officer Eileen Drake’s alleged misuse of corporate resources, which concluded yesterday in the Delaware Court of Chancery (the “Court”):

“As I have repeatedly stated, the contest for the future of Aerojet Rocketdyne comes down to two factors: credibility and vision. The Company’s shareholders deserve leadership that has credibility and a well-articulated vision for stabilizing the business and unlocking long-term value. This week’s trial and recent events demonstrate that Ms. Drake no longer possesses these vital qualifications and, in turn, should not lead Aerojet Rocketdyne. Regrettably, I view Ms. Drake’s continued leadership of Aerojet Rocketdyne as the single biggest threat to shareholder value.

Fortunately, there is a clear alternative proposed by my slate of director candidates: installing Mark Tucker, the Company’s former Chief Operating Officer and a four-decade veteran of the aerospace industry, as the next Chief Executive Officer. Mr. Tucker has immense integrity and a viable strategy for enhancing cash flows, margins and revenues through precise execution. He is a known entity that led Aerojet Rocketdyne’s growing operations and oversaw rigorous execution during a period of significant value creation from 2015 through 2020. He is ready to engage with all investors, and simply wants to be judged based on his ability to execute and vision for a new day at Aerojet Rocketdyne. Now that the trial over Ms. Drake’s actions has concluded, I encourage shareholders to begin comparing Ms. Drake and Mr. Tucker, so that we can collectively determine which leader is best equipped to start executing and producing tangible results for customers, employees and investors.

I feel it is especially important to take note of the following when considering Ms. Drake:

•	An Apparent Focus on a Financial Payout – Since the Company’s entry into a merger agreement with Lockheed Martin Corporation (“Lockheed Martin”), Ms. Drake has been intently focused on receiving a payout equal to – or far greater than – her ‘Change in Control’ payment of roughly $25 million. It seems Ms. Drake is more interested in leveraging her campaign to achieve this singular goal rather than enhancing value for shareholders.

•	Playing Numbers Games – Given that Ms. Drake's compensation is impacted by the Company’s bookings, I contend she has continuously made short-sighted capital allocation decisions that prioritize triggering her discretionary compensation at the expense of long-term shareholder value. Further, I believe that lagging cash flows, margins and revenue are the direct result of Ms. Drake’s limitations as an operator, including oversight of on-time delivery and production timelines. The Company’s declining cash position is evidence of Ms. Drake’s focus on near-term sales and paper earnings. Her lapses have weakened the Company to the point where operational improvements are required to unlock enhanced value on a standalone basis or any future review of sale opportunities.

•	Mounting Talent Retention Issues – Ms. Drake lacks the ability to retain talent, as evidenced by high rates of historic employee attrition and the recent departure of key C-suite individuals such as her chief operating officer and general counsel. I estimate the Company currently has hundreds of job vacancies, which are impacting production and delivery timelines.

•	Unacceptable Underperformance – Ms. Drake presided over significant underperformance relative to the targets set by her management team in last year’s proxy statement for the transaction. Rather than accept accountability for these misses and the Company’s poor cash flow situation, she is apparently telling investors that there are no clear opportunities for enhancing margins and optimizing operations.

•	Poor Contingency Planning – Ms. Drake neglected to engage in robust contingency planning as the Lockheed Martin transaction faced months of mounting regulatory headwinds. I made repeated requests over the course of 2021 that the Company put in place a comprehensive plan to ensure that it could continue to operate as a standalone entity in the event that the transaction could not be consummated. Ms. Drake ignored these requests.

•	Unprofessional Threats and Unsubstantiated Claims of ‘Bullying’ – Ms. Drake has repeatedly threatened to quit and take her executive team with her, reflecting her seemingly vindictive management style. She also has consistently implied that the Company’s directors, including her own nominees, would be subject to litigation risks if they did not adopt her recommendations and views. This is in addition to her responding to my requests for robust contingency planning with accusations of ‘bullying’ and calls for an ‘investigation’ into my conduct – an investigation which did not substantiate or corroborate her claims.

•	Self-Serving and Wasteful Investigation – After I expressed concerns to the Board about Ms. Drake’s lack of contingency planning, she spent much of 2021 launching a costly, distracting and unnecessary investigation in retaliation against me – which had nothing to do with sexual harassment, operations, financial reporting or unlawful conduct. I find it perplexing that any corporate fiduciary could be investigated for pressing a direct report to engage in comprehensive contingency planning when the potential transaction was facing obvious regulatory headwinds.

•	Misuse of Resources – As disclosed, Ms. Drake and her boardroom allies were effectively rebuked by the Court’s entry of a temporary restraining order and its rejection of her request for authorization to use up to $10 million of Company money to support her proxy fight, and additional uncapped funds to launch meritless litigation against me. I believe there is clear evidence that Ms. Drake and her faction went on to violate the Court’s order, and this evidence was presented at trial this week.

•	Weak Alignment with Shareholders – As far as I can tell, Ms. Drake has never – in all her years with the Company – purchased any shares on the open market. It seems outrageous for her to now seek full control of the Company when she will not even spend any of her millions of dollars in earnings to buy shares and improve her alignment with shareholders.

This fact pattern and record should speak for itself.”

Please note the Lichtenstein slate has launched www.SaveAerojet.com, which houses important information pertaining to Ms. Drake’s track record and Mr. Tucker’s qualifications to serve as Aerojet Rocketdyne’s next Chief Executive Officer.

***

Certain Information Concerning the Participants

Warren Lichtenstein and SPH Group Holdings LLC, a Delaware limited liability company (“SPHG Holdings”), together with the other participants named herein (collectively, the “Steel Partners Group”), have filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees and in connection with the related proposals to be acted upon by stockholders at any special meeting of stockholders of Aerojet Rocketdyne Holdings, Inc., a Delaware corporation (the “Company”) that may be called at the request of the “Committee for Aerojet Rocketdyne Shareholders and Value Maximization.” The Steel Partners Group also intends to file a preliminary proxy statement and accompanying WHITE proxy card with the SEC to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2022 annual meeting of stockholders of the Company. This communication is being sent in the individual capacities of the members of the Steel Partners Group, and not by or on behalf of the Company. No Company resources were used in connection with these materials.

The participants in the proxy solicitation are anticipated to be SPHG Holdings, Steel Partners Holdings L.P., a Delaware limited partnership (“Steel Holdings”), SPH Group LLC, a Delaware limited liability company (“SPHG”), Steel Partners Holdings GP Inc., a Delaware corporation (“Steel Holdings GP”), WebFinancial Holding Corporation, a Delaware corporation (“WebFinancial”), Steel Excel, Inc., a Delaware corporation (“Steel Excel”), Steel Partners, Ltd., a Delaware corporation (“SPL”), Warren G. Lichtenstein, James R. Henderson, Joanne M. Maguire, Audrey A. McNiff, Aimee J. Nelson, Mark A. Tucker, Martin Turchin and Heidi R. Wood.

As of the date hereof, SPHG Holdings directly owned 1,497 shares of Common Stock, $0.10 par value, of the Company (the “Shares”), WebFinancial directly owned 3,482,572 Shares and Steel Excel directly owned 465,427 Shares. Steel Holdings owns 99% of the membership interests of SPHG. SPHG is the sole member of SPHG Holdings. Steel Holdings GP is the general partner of Steel Holdings, the managing member of SPHG and the manager of SPHG Holdings. Accordingly, each of Steel Holdings and Steel Holdings GP may be deemed to beneficially own the Shares directly owned by SPHG Holdings. SPHG owns 100% of the outstanding shares of common stock of WebFinancial. Accordingly, Steel Holdings, SPHG and Steel Holdings GP may be deemed to beneficially own the Shares directly owned by WebFinancial. SPHG Holdings owns 100% of the outstanding shares of common stock of Steel Excel.

Accordingly, each of Steel Holdings, SPHG, SPHG Holdings and Steel Holdings GP may be deemed to beneficially own the Shares directly owned by Steel Excel. As of the date hereof, SPL directly owned 60,546 Shares. Mr. Lichtenstein is the Chief Executive Officer of SPL. Accordingly, Mr. Lichtenstein may be deemed to beneficially own the Shares directly owned by SPL. As of the date hereof, Warren G. Lichtenstein directly owned 207,953 Shares. An additional 526,695 Shares are held by a “rabbi trust,” the receipt of which has been deferred by Mr. Lichtenstein pursuant to the Company’s Deferred Compensation Plan for Nonemployee Directors. Such 526,695 Shares are not deemed to be beneficially owned by Mr. Lichtenstein. As of the date hereof, James R. Henderson directly owned 48,107 Shares. An additional 83,986 Shares are held by a “rabbi trust,” the receipt of which has been deferred by Mr. Henderson pursuant to the Company’s Deferred Compensation Plan for Nonemployee Directors. Such 83,986 Shares are not deemed to be beneficially owned by Mr. Henderson. As of the date hereof, Audrey A. McNiff directly owned 5,112 Shares. An additional 3,988 Shares are held by a “rabbi trust,” the receipt of which has been deferred by Ms. McNiff pursuant to the Company’s Deferred Compensation Plan for Nonemployee Directors. Such 3,988 Shares are not deemed to be beneficially owned by Ms. McNiff. As of the date hereof, Martin Turchin directly owned 108,066 Shares. Additionally, Mr. Turchin beneficially owned indirectly an aggregate of 12,500 Shares held in several trusts of which he is a trustee. An additional 5,886 Shares are held by a “rabbi trust,” the receipt of which has been deferred by Mr. Turchin pursuant to the Company’s Deferred Compensation Plan for Nonemployee Directors. Such 5,886 Shares are not deemed to be beneficially owned by Mr. Turchin. As of the date hereof, Mark A. Tucker directly owned 84,147 Shares. As of the date hereof, Joanne M. Maguire, Aimee J. Nelson and Heidi R. Wood did not beneficially own any securities of the Company.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Steel Partners Holdings L.P.’s (“SPLP”) current expectations and projections about its future results, performance, prospects and opportunities. SPLP identifies these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate," "will" and similar expressions. These forward-looking statements are based on information currently available to SPLP and are subject to risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, the adverse effects of the COVID-19 pandemic to SPLP’s business, results of operations, financial condition and cash flows; material weaknesses in SPLP’s internal control over financial reporting; fluctuations in crude oil and other commodity prices; substantial cash funding requirements that may be required in the future as a result of certain of SPLP’s subsidiaries’ sponsorship of defined benefit pension plans; significant costs, including remediation costs, as a result of complying with environmental laws or failing to comply with other extensive regulations, including banking regulations; the impact of climate change legislation or regulations restricting emissions of greenhouse gases on costs and demand for SPLP’s services; impacts to SPLP’s liquidity or financial condition as a result of legislative and regulatory actions; SPLP’s ability to maintain sufficient cash flows from operations or through financings to meet its obligations under its senior credit facility; risks associated with SPLP’s business strategy of acquisitions; losses sustained in SPLP’s investment portfolio; the impact of interest rates on SPLP’s investments, such as increased interest rates or the use of a SOFR based interest rate in SPLP’s credit facilities; reliance on the intellectual property owned by others and SPLP’s ability to protect its own intellectual property and licenses; risks associated with conducting operations outside of the United States, including changes in trade policies and the costs or limitations of acquiring materials and products used in SPLP’s operations; risks of litigation; impacts to SPLP’s WebBank business as a result of the highly regulated environment in which it operates, as well as the risk of litigation regarding the processing of PPP loans and the risk that the SBA may not fund some or all PPP loan guaranties; potentially disruptive impacts from economic downturns in various sectors; loss of customers by SPLP’s subsidiaries as a result of not maintaining long-term contracts with customers; risks related to SPLP’s key members of management and the senior leadership team; SPLP’s agreement to indemnify its manager pursuant to its management agreement, which may incentivize the manager to take unnecessary risks; risks related to SPLP’s common and preferred units, including potential price reductions for current unitholders if additional common or preferred units are issued, as well as the lack of an active market for SPLP’s units as a result of transfer restrictions contained in SPLP’s partnership agreement; the ability of SPLP’s subsidiaries to fully use their tax benefits; impacts as a result of changes in tax rates, laws or regulations, including U.S. government tax reform; labor disruptions as a result of vaccine mandated by the United States federal government. These statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of SPLP's filings with the SEC, including SPLP's Form 10-K for the year ended December 31, 2021, for information regarding risk factors that could affect SPLP's results. Any forward-looking statement made in this press release speaks only as of the date hereof. Except as otherwise required by law, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

Contacts

Longacre Square Partners

Joe Germani / Greg Marose

jgermani@longacresquare.com / gmarose@longacresquare.com

Okapi Partners

Mark Harnett, 646-556-9350

mharnett@okapipartners.com